As filed with the Securities and Exchange Commission on February 20, 2014

Registration No. 333-160765

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BCSB BANCORP, INC.

(Exact name of registrant as specified in its charter)

Maryland	26-1424764
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o F.N.B. Corporation

One F.N.B. Boulevard

Hermitage, Pennsylvania 16148

(724) 981-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

BCSB Bancorp, Inc. 2009 Equity Incentive Plan

Baltimore County Savings Bank, F.S.B.

Amended and Restated Deferred Compensation Plan

(Full titles of the plans)

Vincent J. Delie, Jr.

President and Chief Executive Officer

F.N.B. Corporation

One F.N.B. Boulevard

Hermitage, Pennsylvania 16148

(724) 981-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (the “Registration Statement”):

Registration Statement No. 333-160765 registering 268,437 shares of BCSB Bancorp, Inc. common stock, par value $0.01 per share (the “BCSB Common Stock”), in connection with the BCSB Bancorp, Inc. 2009 Equity Incentive Plan and 89,488 shares of BCSB Common Stock in connection with the Baltimore County Savings Bank, F.S.B. Amended and Restated Deferred Compensation Plan.

Pursuant to the Agreement and Plan of Merger, dated as of June 13, 2013, by and between F.N.B. Corporation and BCSB Bancorp, Inc., BCSB Bancorp merged with and into F.N.B. Corporation with BCSB Bancorp ceasing to exist and F.N.B. Corporation continuing as the surviving corporation. The merger became effective at 12:01 a.m. on February 15, 2014.

Upon the closing of the merger, each outstanding share of BCSB Bancorp Common Stock was converted into the right to receive 2.080 shares of F.N.B. Corporation common stock (except shares held by F.N.B. Corporation, BCSB Bancorp and their subsidiaries, which will be cancelled without receipt of the merger consideration). Shares of BCSB Bancorp Common Stock are no longer quoted on the Nasdaq Stock Market.

As a result of the merger, BCSB Bancorp has terminated all offerings of securities pursuant to the Registration Statement. In accordance with the undertaking made by BCSB Bancorp in the Registration Statement to remove from registration by means of a post-effective amendment any of its securities being registered under the Registration Statement that remain unsold at the termination of the offering, F.N.B. Corporation (as successor to BCSB Bancorp) hereby terminates the effectiveness of the Registration Statement and deregisters any and all shares of BCSB Bancorp Common Stock originally reserved for issuance under the plans covered by the Registration Statement and registered under the Registration Statement, which remain unsold or unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, F.N.B. Corporation (as successor to BCSB Bancorp, Inc.) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hermitage, Commonwealth of Pennsylvania, on this 20th day of February, 2014.

F.N.B. CORPORATION
(as successor to BCSB Bancorp, Inc.)

By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this post-effective amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vincent J. Delie, Jr. Vincent J. Delie, Jr.	President and Chief Executive Officer and a Director (principal executive officer)	February 20, 2014

/s/ Vincent J. Calabrese, Jr. Vincent J. Calabrese, Jr.	Chief Financial Officer (principal financial officer)	February 20, 2014

/s/ Timothy G. Rubritz Timothy G. Rubritz	Corporate Controller (principal accounting officer)	February 20, 2014

/s/ Stephen J. Gurgovits Stephen J. Gurgovits	Chairman of the Board and a Director	February 20, 2014

/s/ William B. Campbell William B. Campbell	Director	February 20, 2014

/s/ James D. Chiafullo James D. Chiafullo	Director	February 20, 2014

/s/ Laura E. Ellsworth Laura E. Ellsworth	Director	February 20, 2014

Signature	Title	Date

/s/ Robert B. Goldstein Robert B. Goldstein	Director	February 20, 2014

/s/ David J. Malone David J. Malone	Director	February 20, 2014

/s/ D. Stephen Martz D. Stephen Martz	Director	February 20, 2014

/s/ Robert J. McCarthy, Jr. Robert J. McCarthy, Jr.	Director	February 20, 2014

/s/ David L. Motley David L. Motley	Director	February 20, 2014

/s/ Arthur J. Rooney, II Arthur J. Rooney, II	Director	February 20, 2014

/s/ John W. Rose John W. Rose	Director	February 20, 2014

/s/ John S. Stanik John S. Stanik	Director	February 20, 2014

/s/ William J. Strimbu William J. Strimbu	Director	February 20, 2014

/s/ Earl K. Wahl, Jr. Earl K. Wahl, Jr.	Director	February 20, 2014